UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Veeco Instruments Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VEECO INSTRUMENTS INC.

100 Sunnyside Boulevard, Suite B

Woodbury, NY  11797

NOTICE OF ANNUAL MEETING

Dear Veeco Stockholder:

On Friday, May 4, 2007, Veeco Instruments Inc. will hold its 2007 Annual Meeting of Stockholders at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York.  The meeting will begin at 9:30 a.m.  At the meeting, we will consider:

1.                                       Election of three directors;

2.                                       Ratification of the appointment of our independent registered public accounting firm for fiscal year 2007; and

3.                                       Any other business properly presented at the meeting.

Only stockholders who own stock at the close of business on March 9, 2007 can vote at this meeting or any adjournments that may take place.  For ten days prior to the annual meeting, a list of these stockholders will be available for inspection at our principal executive offices, 100 Sunnyside Boulevard, Suite B, Woodbury, NY  11797.  A stockholder may examine the list for any legally valid purpose related to the meeting.

Your Board of Directors recommends that you vote “FOR” each of the listed nominees for Director and “FOR” proposal 2 above, which proposals are further described in this proxy statement.  This proxy statement also outlines the corporate governance practices at Veeco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendations to the Board regarding our 2006 financial statements.  We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

The approximate date of mailing for this proxy statement and card as well as a copy of Veeco’s 2006 Annual Report is March 29, 2007.  For more information about Veeco, please visit our website at www.veeco.com.

By order of the Board of Directors,

John F. Rein, Jr.
Executive Vice President, Chief Financial Officer
and Secretary

March 29, 2007

PROXY STATEMENT

TABLE OF CONTENTS

QUESTIONS AND ANSWERS
Q1.	Who is entitled to vote?
Q2.	How can I vote if I own shares directly?
Q3.	How can I vote if my shares are held through a broker, bank or similar organization?
Q4.	Can my broker vote my shares if I do not instruct him or her how to vote?
Q5.	What if I return a proxy card but do not make specific choices?
Q6.	How do I revoke or change my vote?
Q7.	What is a “quorum”?
Q8.	How many votes are needed to approve each proposal?
Q9.	How will voting on other business be conducted?
Q10.	Who will count the vote?
Q11.	How can I find out the results of the voting at the Annual Meeting?
Q12.	Who can attend the Annual Meeting?
Q13.	What does it mean if I get more than one proxy or vote instruction card?
Q14.	If I received multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?
Q15.	What should I do if I would like additional copies of the proxy statement and annual report?
Q16.	When are the stockholder proposals for the 2008 Annual Meeting due?
Q17.	What is Veeco’s process for nominating director candidates?
Q18.	Can a stockholder nominate someone to be a director of Veeco?
Q19.	How can stockholders communicate with Veeco’s Directors?
Q20.	How much will this proxy solicitation cost?
Q21.	Who is soliciting my vote?

CORPORATE GOVERNANCE
Corporate Governance Policies and Practices
Independence of the Board of Directors
Board Meetings and Committees
Compensation of Directors
Contractual Arrangements with Directors
Certain Relationships and Related Transactions

PROPOSALS ON WHICH YOU MAY VOTE
Proposal 1 — Election of Directors
Members of the Board of Directors
Proposal 2 — Ratification of Appointment of Ernst & Young LLP
Audit Committee Report

EXECUTIVE COMPENSATION
Executive Officers
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year End
Option Exercises and Stock Vested During 2006
Equity Compensation Plan Information
Employment, Termination of Employment and Similar Arrangements
Compensation Discussion and Analysis
Compensation Committee Report

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Section 16(a) Reporting Compliance

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q1.                            Who is entitled to vote?

A.                                   You may vote if our records show that you owned shares of Veeco Instruments Inc. common stock on March 9, 2007, the record date.  At such time, 31,149,232 shares of Veeco common stock were issued and outstanding.  You are entitled to one vote for each share that you own.

Q2.                            How can I vote if I own shares directly?

A.                                   If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you.  Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person.

Q3.                            How can I vote if my shares are held through a brokerage, bank or similar organization?

A.                                   If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being forwarded to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you do not give instructions to your record holder on how to vote, the record holder will be entitled to vote your shares in its discretion.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

Q4.                            Can my broker vote my shares if I do not instruct him or her how to vote?

A.                                   Yes.  If you are a beneficial owner of shares and you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on discretionary items.  Proposals 1 and 2 are considered to be discretionary items.  Discretionary items are items considered routine.

Q5.                            What if I return a proxy card but do not make specific choices?

A.                                   If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of all three nominees for director and “FOR” the ratification of the selection of Ernst & Young LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2007.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card ) will vote your shares using his best judgment.

Q6.                            How do I revoke or change my vote?

A.                                   If you are a stockholder of record, you may revoke or change your vote by:

(1) notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY  11219, in writing at any time before the meeting;

(2) submitting a later-dated proxy; or

(3) voting in person at the meeting.

The latest-dated, timely, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

If you hold your shares in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

Q7.         What is a “quorum”?

A.                                   A “quorum” is a majority of the outstanding shares present at the meeting or represented by proxy.  There must be a quorum for the meeting to be held.  If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.  In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is the same as an abstention.  Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes:  Broker non-votes occur when shares held by a broker or other nominee are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder, and (2) the broker lacks the authority to vote the shares at his/her discretion.  Broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal but are counted as shares present and entitled to be voted.

Q8.         How many votes are needed to approve each proposal?

A.                                   Directors are elected by a plurality of the votes cast at the meeting.  The three nominees receiving the most “FOR” votes among votes properly cast at the meeting will be elected.  Veeco’s Bylaws provide that corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of the stockholders at which a quorum is present.  Therefore, to be approved, Proposal 2 must receive a “FOR” vote from a majority of the Veeco shares represented at the meeting.

Q9.         How will voting on any other business be conducted?

A.                                   Although we do not know of any business to be considered at the 2007 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card gives authority to Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, and John F. Rein, Jr., Veeco’s Executive Vice President, Chief Financial Officer and Secretary, to vote on such matters at their discretion.

Q10.       Who will count the vote?

A.                                   A representative of American Stock Transfer and Trust Company, Veeco’s transfer agent, will count the vote and act as the inspector of election.

Q11.       How can I find out the results of the voting at the Annual Meeting?

A.                                   Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in Veeco’s quarterly report on Form 10-Q for the second quarter of 2007.

Q12.       Who can attend the Annual Meeting?

A.                                   All stockholders who owned shares on March 9, 2007 may attend.

Q13.       What does it mean if I get more than one proxy or vote instruction card?

A.                                   If your shares are registered in more than one name or in more than one account, you will receive more than one card.  Please complete and return all of the proxy or vote instruction cards you receive to ensure that all of your shares are voted.

Q14.                     If I received multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?

A.                                   With your consent and the consent of other shareholders in your household, we may send one set of the proxy statement and annual report to a household where two or more Veeco stockholders reside if we believe they are members of the same family.  Each consenting stockholder would continue to receive a separate notice of annual meeting and proxy card.  This procedure, referred to as “householding,” would reduce the volume of duplicate information you receive, and would also reduce the Company’s printing and mailing costs.  If you are an eligible stockholder and would like to receive only one copy of the proxy statement and annual report, please contact the Company by sending a written request to the Secretary, Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY  11797 or by calling 516-677-0200.  Your consent will remain in effect until Veeco receives contrary instructions from you or other shareholders in your household.  Should you revoke your consent, Veeco will begin sending individual copies of the annual report and proxy statement to you within thirty (30) days of your revocation.  Also, if you would like to obtain a separate copy of the annual report or proxy statement, you may direct your request to the address above, or you may call 516-677-0200.  If you hold your shares in street name, please contact your broker.

Q15.                     I have Veeco shares that are held in street name, as do others in my household.  We received only one copy of the proxy statement and annual report.  What should I do if I would like additional copies of these materials?

A.                                   Some brokerage firms have instituted “householding” in connection with the delivery of annual reports and proxy statements (see the answer to Question 14).  If your family holds Veeco shares in multiple brokerage accounts, you may have previously received “householding” notification from your broker or bank.  If you wish to revoke your decision to household and thereby receive multiple proxy statements and annual reports, please contact your broker directly.  If any shareholder residing at the same address would like additional copies of the proxy statement and annual report, please contact your broker or bank, or you may contact the Company by sending a written request to the Secretary, Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY  11797 or by calling 516-677-0200.

Q16.       When are stockholder proposals for the 2008 Annual Meeting due?

A.                                   To be considered for inclusion in next year’s proxy statement, all stockholder proposals must be submitted in writing to the Secretary, Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY  11797 by November 29, 2007.

Additionally, Veeco’s advance notice bylaw provisions require that any stockholder proposal to be presented from the floor of the 2008 Annual Meeting must be submitted in writing to Secretary, at the above address, by February 4, 2008, and must be accompanied by:

•                  the name, residence and business address of the proposing stockholder;

•                  a representation that the stockholder is a record holder of Veeco stock or holds Veeco stock through a broker and the number of shares held;

•                  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•                  any material interest of the stockholder in such business; and

•                  a representation that the stockholder intends to appear in person or by proxy at the 2008 Annual Meeting to present the proposal.

A proposal may be presented from the floor only after Veeco’s Chairman has determined that it is a proper matter for consideration under our bylaws.

Q17.                     What is Veeco’s process for nominating director candidates?

A.                                   Veeco’s Board of Directors is comprised of nine directors divided into three classes of Directors serving staggered three-year terms.  One-third of Veeco’s directors are elected each year by its stockholders at the annual meeting of stockholders.  The Board of Directors is responsible for filling vacancies on the Board at any time during the year and for nominating director nominees to stand for election at the annual meeting of stockholders.  The Nominating and Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board.  Director candidates may be identified by current directors of the Company, as well as by stockholders.  The Nominating and Governance Committee is comprised entirely of independent directors, as defined by Nasdaq.  In evaluating candidates, the Nominating and Governance Committee will consider the criteria and qualifications set forth in the committee’s charter, which qualifications include personal integrity and honesty, sound business judgment, independence, background and business experience, willingness and capability to actively participate in Board and committee activities and potential conflicts of interest, as well as the factors described under “Director Qualification Standards” in Veeco’s Corporate Governance Guidelines.  In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.  The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.  The evaluation process for candidates recommended by stockholders is the same as for candidates from any other source.  See the answer to Question 18 below regarding the process for stockholder nominations of director candidates.

Q18.       Can a stockholder nominate someone to be a director of Veeco?

A.                                   As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Nominating and Governance Committee by submitting the name and supporting information in writing to the Nominating and Governance Committee of the Board of Directors, c/o Secretary, Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY  11797.  The recommending stockholder must meet the eligibility requirements for submitting a stockholder proposal for inclusion in that proxy statement, a written recommendation must be received by Veeco by November 29, 2007 and the written recommendation must contain the following:

•                  The candidate’s name, age, address, principal occupation or employment, the number of shares of Common Stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•                  A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews and to serve as a director, if elected; and

•                  A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

Q19.       How can stockholders communicate with Veeco’s Directors?

A.                                   Stockholders may address communications to one or more members of the Board (other than sales or employment-related communications) by letter addressed to the Secretary, Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY 11797.  The Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

Q20.                     How much will this proxy solicitation cost?

A.                                   Georgeson Shareholder Communications Inc. was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $5,500, plus reimbursement of out-of-pocket expenses.  The expense of soliciting proxies will be borne by Veeco. In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  Georgeson may contact stockholders by mail, telephone, fax and personal interviews.  Veeco has agreed to indemnify Georgeson against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws.  Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Q21.                     Who is soliciting my vote?

A.                                   Your vote is being solicited by the Board of Directors of Veeco Instruments Inc. for the 2007 Annual Meeting of Stockholders to be held on Friday, May 4, 2007 at 9:30 a.m.

CORPORATE GOVERNANCE

Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders.  To that end, the Board of Directors and management periodically review and update, as appropriate, Veeco’s corporate governance policies and practices.  In doing so, the Board and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management also regularly evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”).

Corporate Governance Policies and Practices

Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

Corporate Governance Guidelines — Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Nominating and Governance Committee from time to time.  The Corporate Governance Guidelines relate to director qualifications, conflicts of interest, succession planning and other governance matters.

Code of Business Conduct — Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

Code of Ethics for Senior Officers — Veeco maintains a Code of Ethics that applies to its Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer.

Disclosure Policy — Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

Board Committee Charters — Each of Veeco’s Audit, Compensation, and Nominating and Governance Committee has a written charter adopted by Veeco’s Board of Directors that establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.  Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the Investors page.

Independence of the Board of Directors

Veeco’s Corporate Governance Guidelines provide that at least a majority of the Board of Directors are independent in accordance with the Nasdaq listing standards.  In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

Independence of Current Directors.  Veeco’s Board of Directors has determined that all of the directors are independent directors within the meaning of the applicable Nasdaq listing standards, except Mr. Braun, the Company’s Chairman and Chief Executive Officer.

Independence of Committee Members.  All members of each of Veeco’s  committees are required to be and are independent in accordance with the Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation.  During 2006, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee.  No current or past executive officers of Veeco serve on our Compensation Committee.  During 2006, the members of our Compensation Committee were Messrs. D’Amore, Low (Chairman) and McDaniel.

Board Access to Independent Advisors.  The Board members have full and free access to officers and employees of Veeco and are free to retain independent legal, financial or other advisors as the Board or a Committee deems necessary.

Director Resignation Upon Change in Employment.  The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment from what it was when he was elected as a director or undergoes a change affecting his qualification as a director.  Upon such submission, the Board of Directors determines whether to accept or reject the resignation.

Board Meetings and Committees

During 2006, Veeco’s Board of Directors held eight meetings.  Each current Director attended at least 75% of the meetings of the Board of Directors and Board committees on which such Director served during 2006.  It is the policy of the Board to hold executive sessions of the independent directors meeting without management at every regular quarterly board meeting and as requested by a director.  Mr. Pfister, who has been designated as Lead Director, presides over these executive sessions.  All members of the Board are welcome to attend the Annual Meeting of Stockholders.  In 2006, Mr. Braun was the only director who attended the Annual Meeting of Stockholders.  The Board has established the following standing committees:  an Audit Committee, a Compensation Committee and a Nominating and Governance Committee and, in 2006, the Board established a special purpose Succession Planning Committee.

Audit Committee.  The Audit Committee reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm.  The Audit Committee currently consists of Messrs. Elftmann, Fridrich, Pfister (Chairman) and Simone.  The Board has determined that all members of the Audit Committee are financially literate as that term is currently defined by Nasdaq and by applicable SEC rules.  The Board of Directors has determined that each of Messrs. Elftmann, Pfister and Simone may be considered an “audit committee financial expert” as defined by applicable SEC rules.  During 2006, the Audit Committee met eleven times.

Compensation Committee.  The Compensation Committee sets the compensation levels of senior management and administers Veeco’s stock incentive plans and employee stock purchase plan.  All members of the Compensation Committee are (x) “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and (y) “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  None of the members of the Compensation Committee have interlocking relationships as defined by the SEC.  The Compensation Committee currently consists of Messrs. D’Amore, Low (Chairman) and McDaniel.  During 2006, the Compensation Committee met eight times.

Nominating and Governance Committee.  The Company’s Nominating and Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco.  In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board of Directors with respect thereto.  The Nominating and Governance Committee currently consists of Messrs. Kingsley (Chairman), Low and McDaniel.  During 2006, the Nominating and Governance Committee met four times.

Succession Planning Committee.  On November 22, 2006, Veeco announced that Mr. Braun, Veeco’s Chairman and Chief Executive Officer, planned to transition from his current role to the position of Chairman in 2007 and that Veeco’s Board had formed a Succession Planning Committee to search for and select a new Chief Executive Officer.  The Succession Planning Committee currently consists of Messrs. D’Amore, Fridrich, Low and McDaniel (Chairman).  During 2006, the Succession Planning Committee met four times.

Compensation of Directors

Members of the Board of Directors who are not employees of Veeco receive a retainer of $5,000 per quarter, plus additional retainers of $1,250 per quarter for the chairman of the Compensation Committee and the chairman of the Nominating and Governance Committee, $3,000 per quarter for the chairman of the Audit Committee, $5,000 per quarter for the chairman of the Succession Planning Committee, $3,000 per quarter for each member, other than the chairman, of the Succession Planning Committee, and $2,500 per quarter for the Lead Director.  In addition, non-employee Directors receive a fee of $2,000 for attending each board, committee or stockholder meeting held in person and $1,000 for participating in each board or committee meeting held by conference call.  Pursuant to the Company’s 2000 Stock Incentive Plan, during 2006 each non-employee Director received an automatic annual grant of 5,000 shares of restricted stock and the restrictions on these shares lapse on the first anniversary of the date of grant.  Directors who are employees, such as Mr. Braun, do not receive compensation for serving as Directors or for attending Board of Directors, committee or stockholder meetings.

The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Richard A. D’Amore	48,000	88,047	136,047
Joel A. Elftmann	48,000	88,047	136,047
Heinz K. Fridrich	54,000	88,047	142,047
Douglas A. Kingsley	40,750	88,047	128,797
Paul R. Low	64,750	88,047	152,797
Roger D. McDaniel	56,000	88,047	144,047
Irwin H. Pfister	68,000	88,047	156,047
Peter J. Simone	47,000	88,047	135,047

(1)             Includes payments made in 2006 for attendance at certain meetings held at the end of 2005 and does not include payments for attendance at certain meetings held at the end of 2006 for which payments were made in 2007.

(2)             Reflects an award of 5,000 shares of restricted stock to each director on May 8, 2006, which award will vest over a one-year service period.  In accordance with SEC rules and Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“FAS 123(R)”), the amounts shown reflect the value of the award amortized over the portion of the service period which lapsed during the year.  The grant date fair value of the award to each director was $27.12 per share or $135,600.

(3)          As of December 31, 2006, there were outstanding the following aggregate number of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End
Name	Stock Awards (#)	Option Awards (#)
Richard A. D’Amore	5,000	72,000
Joel A. Elftmann	5,000	72,000
Heinz K. Fridrich	5,000	65,000
Douglas A. Kingsley	5,000	48,667
Paul R. Low	5,000	72,000
Roger D. McDaniel	5,000	51,000
Irwin H. Pfister	5,000	65,000
Peter J. Simone	5,000	20,000

Contractual Arrangements With Directors

Veeco has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors.  Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.  The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service as a director of the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified.  Under the indemnification agreements, a director will receive indemnification if he is found to have acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of Veeco and with respect to any criminal action, if he had no reasonable cause to believe his conduct was unlawful.

Certain Relationships and Related Transactions

Pursuant to its charter, the Company’s Audit Committee, or one or more of its members with delegated authority, shall review and, if appropriate, approve all proposed related party transactions.  For this purpose, “related party transactions” are defined as those transactions required to be disclosed as such pursuant to applicable SEC and Nasdaq rules.  During 2006, there were no such transactions.

PROPOSAL 1
ELECTION OF DIRECTORS

Veeco’s Certificate of Incorporation provides for a Board of Directors elected by Stockholders which is divided into three classes of Directors serving staggered terms.  Currently, the Board of Directors is comprised of nine members, consisting of three Class I Directors, three Class II Directors and three Class III Directors.  Each of the three Class I Directors is up for re-election this year.

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following Directors for re-election, each of whom is currently a Class I Director:

Name	Nominated for Re-Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Heinz K. Fridrich	Class I	2010
Roger D. McDaniel	Class I	2010
Irwin H. Pfister	Class I	2010

The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Joel A. Elftmann	Class II	2008
Paul R. Low	Class II	2008
Peter J. Simone	Class II	2008
Edward H. Braun	Class III	2009
Richard A. D’Amore	Class III	2009
Douglas A. Kingsley	Class III	2009

Management does not contemplate that any of the nominees for Director will be unable to serve, but, if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons as the remaining members of the Board of Directors may recommend.

The Board of Directors recommends a vote FOR approval of the Director nominees named above.

MEMBERS OF THE BOARD OF DIRECTORS

The Directors of Veeco, and their ages and committee memberships as of March 9, 2007, are:

			Committee Membership
Name	Age	Director Since	Audit	Compen- sation	Nominating and Governance	Succession Planning
Edward H. Braun	67	1990
Richard A. D’Amore	53	1990		X		X
Joel A. Elftmann	67	1994	X
Heinz K. Fridrich	74	1998	X			X
Douglas A. Kingsley	45	2000			Chair
Paul R. Low	73	1994		Chair	X	X
Roger D. McDaniel	68	1998		X	X	Chair
Irwin H. Pfister (A)	62	1998	Chair
Peter J. Simone	59	2004	X

(A)          Mr. Pfister also serves as Lead Director.

Edward H. Braun has been Chairman and Chief Executive Officer of Veeco since January 1990, and was also President of Veeco from January 1990 to May 2000 and from October 2000 to March 2003.  Prior to 1990, Mr. Braun served as Executive Vice President and Chief Operating Officer of Veeco’s predecessor.  Mr. Braun joined the predecessor in 1966 and held numerous positions with the predecessor, including Director of Marketing, General Manager and Chief Operating Officer.  Mr. Braun is a Director Emeritus of Semiconductor Equipment and Materials International, a trade association for suppliers to the semiconductor industry (“SEMI”), of which he was Chairman of the Board in 1993, a member of the Executive Advisory Council of the International Disk Drive Equipment and Materials Association (“IDEMA”), and a director of Cymer, Inc., a supplier of excimer laser light sources used in deep ultra-violet photolithography systems.  On November 22, 2006, Veeco announced that Mr. Braun planned to transition from his current role to the position of Chairman in 2007 and that Veeco’s Board had formed a Succession Planning Committee to search for and select a new Chief Executive Officer.  Mr. Braun will continue to serve as CEO until a successor has been appointed.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners since 1994.  In addition to Veeco, Mr. D’Amore is a director of Phase Forward Incorporated and Solectron Corporation.

Joel A. Elftmann is President and a Director of Custom Fab Solutions LLC, a supplier to semiconductor capital equipment manufacturers.  Mr. Elftmann was a co-founder of FSI International Inc. and served as its Chairman and Chief Executive Officer from May 1991 through December 1999, and thereafter served as its Chairman until January 2002.  Mr. Elftmann was a co-founder of Metron Technology, N.V. (“Metron”), a distributor of semiconductor capital equipment, and served as Chairman and a Supervisory Director of Metron through December 2004 and as a director of Nortem, a company liquidated following the asset sale of Metron.  He currently serves as a director of Community Bank of Chaska and is also a Director Emeritus and former Chairman of the Board of Directors of SEMI.

Heinz K. Fridrich is an Industry Professor Emeritus of the University of Florida.  He joined the University of Florida in 1993 after 43 years with IBM, including serving as Vice President and General Manager of IBM’s largest development and manufacturing site for semiconductors and electronic packaging, and most recently as IBM’s Vice President responsible for worldwide manufacturing and quality.  He is also a director of Solectron Corporation.

Douglas A. Kingsley  has been a Managing Director of North Bridge Growth Equity since February 2007.  Previously, Mr. Kingsley was a Managing Director of Advent International Corporation, a private equity firm, where he was employed from 1990 until January 2007.  From 1985 through 1988, Mr. Kingsley was a sales engineer for Teradyne, Inc., a manufacturer of automatic test equipment for the electronics industry.  He is also a member of the Board of Overseers of the Boston Symphony Orchestra.

Paul R. Low has been President and Chief Executive Officer of PRL Associates, a technology consulting firm, since founding the firm in 1992.  Previously, Dr. Low was Vice President-General Manager, Technology Products for IBM from 1989 through 1992 and a member of IBM’s Management Board from 1990 to 1992.  Dr. Low is also a director of Solectron Corporation.

Roger D. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., which manufactured chemical-mechanical planarization (“CMP”) equipment for the semiconductor industry, from 1997 to April 1999.  Through August 1996, Mr. McDaniel was Chief Executive Officer of MEMC Electronic Materials, Inc., a producer of silicon wafers.  Mr. McDaniel is a past Chairman of SEMI and a director of Entegris, Inc.

Irwin H. Pfister is a private investor and currently serves as an Operating Partner with Baird Capital Partners.  Prior to his retirement from Schlumberger in 2005, Mr. Pfister was Executive Vice President of Schlumberger Ltd. and Chief Executive Officer of SchlumbergerSema, a leading information technology services provider.  He joined Schlumberger in May 1986 and held several management positions, including Executive Vice President of Schlumberger Test and Transactions.  From January 1990 to June 1997, Mr. Pfister was President of the Semiconductor Solutions Group of Schlumberger.  Mr. Pfister is a past Chairman of SEMI.

Peter J. Simone is an independent consultant to several private companies and the investment community.  From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc.  From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology.  From April 1997 to January 2000, Mr. Simone served as President and Chief Executive Officer and a director of Xionics Document Technologies, Inc.  Mr. Simone is also a director of Cymer, Inc., Newport Corporation and Sanmina-SCI Corporation.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2007.  Ernst & Young LLP has been employed as the independent registered public accounting firm of Veeco since 1990.  Fees for the last two years were as follows:

	Year Ended December 31,
	2006	2005
Audit Fees	$1,068,477	$1,013,100
Audit-related Fees	74,150	38,750
Tax Fees	98,200	135,661
Total	$1,240,827	$1,187,511

Audit fees consisted of fees for professional services rendered for the audit of the Company’s consolidated financial statements, Sarbanes-Oxley Section 404 report and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.  Audit-related fees consisted of fees for accounting consultations and employee benefit plan audits.  Tax fees consisted of fees for tax planning and advice related to international and transfer pricing tax issues.  The Company did not engage Ernst & Young LLP to perform any work related to financial information systems design or implementation services during 2006 or 2005.

Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm.  The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.

All of the Ernst & Young LLP fees for 2006 and 2005 shown above were pre-approved by the Audit Committee.

Independence Assessment by Audit Committee

The Company’s Audit Committee considered and determined that the provision of the services provided by Ernst & Young LLP as set forth herein is compatible with maintaining Ernst & Young LLP’s independence.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and may make a statement if they so desire.  They will also be available to respond to appropriate questions.

Stockholders are asked to ratify the action of the Board of Directors in making this appointment.  If this appointment is not ratified by the Stockholders, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent objective oversight of the Company’s auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors.  The Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).  Management has the primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Annual Report on Form 10-K”) and the quarterly financial statements during 2006 with management, including the specific disclosures in the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations.”  The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61, as amended by SAS 90, Communication with Audit Committees and PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the matters required to be discussed by SAS 90 and considered the compatibility of non-audit services with the auditors’ independence and satisfied itself as to the independence of the independent registered public accounting firm.

During 2006, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the

Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K filed with the SEC, as well as the Reports of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K).  These reports related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2007.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee held eleven meetings during 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC.  The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Joel A. Elftmann

Heinz K. Fridrich

Irwin H. Pfister (Chairman)

Peter J. Simone

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of Veeco, and their ages, as of March 9, 2007, are as follows:

Name	Age	Position
Edward H. Braun	67	Chairman of the Board and Chief Executive Officer
John P. Kiernan	44	Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller
Benjamin Loh	43	Executive Vice President, Global Field Operations
Robert P. Oates	53	Executive Vice President, Process Equipment
John F. Rein, Jr.	60	Executive Vice President, Chief Financial Officer and Secretary
Jeannine P. Sargent	43	Executive Vice President, Metrology and Instrumentation and Corporate Marketing and Business Development

Edward H. Braun has been Chairman and Chief Executive Officer of Veeco since January 1990, and was also President of Veeco from January 1990 to May 2000 and from October 2000 to March 2003.  Prior to 1990, Mr. Braun served as Executive Vice President and Chief Operating Officer of Veeco’s predecessor.  Mr. Braun joined the predecessor in 1966 and held numerous positions with the predecessor, including Director of Marketing, General Manager and Chief Operating Officer.  Mr. Braun is a Director Emeritus of SEMI, of which he was Chairman of the Board in 1993, a member of the Executive Advisory Council of IDEMA, and a director of Cymer, Inc., a supplier of excimer laser light sources used in deep ultra-violet photolithography systems.  On November 22, 2006, Veeco announced that Mr. Braun planned to transition from his current role to the position of Chairman in 2007 and that Veeco’s Board had formed a Succession Planning Committee to search for and select a new Chief Executive Officer.  Mr. Braun will continue to serve as CEO until a successor has been appointed.

John P. Kiernan has been Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller since July 2005.  Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 through June 2005, Vice President and Corporate Controller from November 1998 to March 2001 and Corporate Controller from February 1995 to November 1998.  Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

Benjamin Loh has been Executive Vice President, Global Field Operations since December 2006.  Prior thereto, he was Senior Vice President and General Manager for Veeco’s Asia-Pacific region from December 2005 to November 2006.  Prior to joining Veeco, Mr. Loh was Senior Vice President, Asia of Unaxis Corporation from April 1996 to October 2005.  Mr. Loh is also a director of Schweiter Technologies AG.

Robert P. Oates has been Executive Vice President, Process Equipment since January 2007 and was Senior Vice President and General Manager, Process Equipment since January 2006.  Prior thereto, he was Senior Vice President of Veeco’s Data Storage Operations from October 2005 through January 2006, Vice President and General Manager of Veeco’s Ion Beam Process Equipment Group from September 2004 through September 2005, Vice President/Treasurer of Veeco from May 2002 to September 2004 and Vice President and General Manager of Veeco’s NeXray division from 1995 to May 2002.  Mr. Oates held various financial positions with Veeco and Veeco’s predecessor company from 1977 to 1995.

John F. Rein, Jr. has been Executive Vice President, Chief Financial Officer and Secretary of Veeco since April 2000 and was Treasurer of Veeco from April 2000 to May 2002.  Prior thereto, he was Vice President-Finance and Chief Financial Officer of Veeco since December 1993, and became Treasurer and Secretary of Veeco in October 1994.  Prior to joining Veeco, Mr. Rein served for eight years as Vice President-Finance for Axsys Technologies, Inc. From 1979 to 1986, Mr. Rein was Treasurer of Industrial General Corporation.  Prior to that, he was on the audit staff of Ernst & Young LLP.

Jeannine P. Sargent has been Executive Vice President of Metrology and Instrumentation and Corporate Marketing and Business Development since October 2005.  Prior thereto, she was Senior Vice President of Marketing and Business Development from June 2004 to October 2005.  Prior to joining Veeco, Ms. Sargent was the interim Chief Executive Officer and a consultant to Teravicta Technologies, a producer of microelectronic RF components, from July 2003 to December 2003.  From August 1997 to November 2002, Ms. Sargent was the Chief Executive Officer and President of Voyan Technology, a software company serving the semiconductor industry.  From February 1996 to August 1997, Ms. Sargent held senior level marketing posts at Gasonics International and from August 1992 to January 1996 she held similar posts at Tencor Instruments, the predecessor to KLA-Tencor Corporation.

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2006 to the Chief Executive Officer and Chief Financial Officer of Veeco and each of the next three most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year (the “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($) (4)	All Other Compen- sation ($) (5)	Total ($)
Edward H. Braun Chairman and C.E.O.	2006	650,000	0	110,840	57,167	387,649	23,431	1,229,087
John F. Rein, Jr. E.V.P., C.F.O. and Secretary	2006	371,829	0	66,504	21,438	157,978	12,423	630,172
Benjamin Loh E.V.P., Global Field Operations (6)	2006	347,586	0	19,993	5,694	170,956	124,557	668,786
Robert P. Oates E.V.P., Process Equipment	2006	330,154	0	148,336	74,747	190,102	11,452	754,791
Jeannine P. Sargent E.V.P., Metrology and Instrumentation	2006	321,542	0	174,336	80,764	71,629	11,140	659,411

(1)             Per SEC rules, performance bonuses paid during 2006 pursuant to the Company’s Management Bonus Plan are reflected under the column entitled “Non-Equity Incentive Plan Compensation.”  The Company did not pay discretionary bonuses during 2006; all bonuses were performance-based.

(2)             Reflects awards of restricted stock.  Under the terms of the restricted stock awards, one third of the shares vest on each of the first, second and third anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.  In accordance with SEC rules and FAS 123(R), the amounts shown above reflect the value of the stock award (based on the grant date fair value of the stock) amortized over the portion of the service period which lapsed during the year.  The amounts shown relate to stock awards granted in 2006, except for the amounts with respect to Mr. Oates and Ms. Sargent, which reflect stock awards granted in both 2005 and 2006.  Mr. Oates and Ms. Sargent are the only NEOs who received restricted stock awards in 2005.  On June 9, 2006, each executive officer listed above received shares of restricted stock with a grant date fair value of $23.61 per share.  On December 6, 2006, Mr. Loh received 25,000 shares of restricted stock with a grant date fair value of $18.75 per share.

(3)             The values shown reflect the dollar amounts relating to option awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R).  These values include amounts from options granted in and prior to 2006.  Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2004, 2005 and 2006 are included in Note 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 (the “Consolidated Financial Statements”).

(4)             Reflects cash bonuses paid under the Company’s Management Bonus Plan.  Bonuses listed for a particular year represent bonuses earned and paid with respect to such year even though all or part of such bonuses may have been paid during the first quarter of the subsequent year.

(5)             All Other Compensation consists of car allowance, 401(k) matching contribution, premiums for group term life insurance and worldwide medical insurance, housing allowance and educational allowance as follows:

Other Compensation
Name	Car Allowance ($)	401(k) Matching Contri- bution ($)	Premium for Group Term Life Insurance ($)	Premium for Worldwide Medical Insurance ($)	Housing Allowance ($)	Educational Allowance ($)	Total Other Compen- sation ($)
E. Braun	18,000	2,500	2,931				23,431
J. Rein	8,400	2,500	1,523				12,423
B. Loh	30,837	0	575	13,782	52,909	26,454	124,557
R. Oates	8,400	2,500	552				11,452
J. Sargent	8,400	2,500	240				11,140

(6)             Payments to Mr. Loh for the items reflected in the columns entitled “Salary” and “All Other Compensation” and in footnote (5) above were originally denominated in Singapore dollars (“SGD”).  The amounts shown in the tables above were converted to U.S. dollars at the rate of 1.5899 SGD = US$1.00, which was the average exchange rate during the period from January 1, 2006 to December 31, 2006.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants to each NEO during 2006 of stock options, shares of restricted stock and long-term cash incentive awards made under the Company’s 2000 Stock Incentive Plan, as amended, and the Company’s Long-Term Cash Incentive Plan.  The option and restricted stock awards are also included in the Stock Awards and Option Awards columns of the Summary Compensation Table.  The options have a seven-year life.  The options and the shares of restricted stock vest one third per year on each of the first, second and third anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.  For 2006, long-term cash incentive awards were granted to the NEOs and certain other executives.  These awards will be earned when, and if, the goals specified are achieved over the three-year performance period designated for the award.  The goals include cumulative earnings before interest, taxes and amortization (“EBITA”) and revenue targets for the Company as a whole for the three-year period ending December 31, 2008.  Compensation awarded under the 2006 Long-Term Cash Incentive Plan will be disclosed in 2009 in the Summary Compensation Table if the performance criteria are satisfied.

		Date of Approval of Award, if Different	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	from Grant Date (1)	Thresh- old ($)	Target ($)	Maxi- mum ($)	Stock or Units (#) (3)	Underlying Options (#) (3)	Option Awards ($/Sh)	Option Awards ($)
E. Braun	6/9/06		121,875	487,500	731,250
	6/9/06					25,000			590,250
	6/9/06						40,000	23.61	304,400
J. Rein	6/9/06		53,550	214,200	321,300
	6/9/06					15,000			354,150
	6/9/06						15,000	23.61	114,150
B. Loh	6/9/06		31,445	125,781	188,672
	6/9/06					2,000			47,220
	6/9/06						3,000		22,830
	12/6/06	11/22/06				25,000		23.61	468,750
	12/6/06	11/22/06					10,000	18.75	59,000
R. Oates	6/9/06		29,000	116,000	174,000
	6/9/06					10,000			236,100
	6/9/06						10,000	23.61	76,100
J. Sargent	6/9/06		31,500	126,000	189,000
	6/9/06					10,000			236,100
	6/9/06						10,000	23.61	76,100

(1)             The awards made to Mr. Loh on December 6, 2006 were approved by the Company’s Compensation Committee on November 22, 2006.  At the time of the approval of the awards, the Committee determined that the awards should be granted upon the effective date of Mr. Loh’s promotion to the position of Executive Vice President, Global Field Operations, which promotion was effective December 6, 2006.

(2)             Reflects potential payouts under the Company’s Long-Term Cash Incentive Plan.  Such payouts will be made only if the performance goals are met for the three-year performance period ending December 31, 2008.  During 2006, the Company also made awards under its annual Management Bonus Plan.  These annual bonuses, which were earned during 2006 and paid during the first quarter of 2007, are reflected in the Summary Compensation Table under the Column entitled Non-Equity Incentive Plan Compensation.

(3)             Reflects shares of restricted stock or options granted pursuant to the 2000 Stock Incentive Plan.

Outstanding Equity Awards At Fiscal Year End

The following table provides certain information as of December 31, 2006, concerning unexercised options and stock awards including those that had been granted but not yet vested as of such date for each of the NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) (2) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Edward H. Braun	20,000	(1)		24.875	1/16/2007	25,000	468,250
	40,000			31.00	4/24/2007
	100,000			24.00	6/14/2008
	100,000			29.8125	6/22/2009
	200,000			43.75	5/22/2007
	200,000			34.05	7/19/2008
	200,000			21.68	6/24/2009
	140,000			15.48	3/31/2010
	200,000			21.36	7/27/2011
	100,000			16.56	6/16/2012
			40,000	23.61	6/08/2013
John F. Rein, Jr.	9,500			31.00	4/24/2007	15,000	280,950
	40,000			24.00	6/14/2008
	40,000			29.8125	6/22/2009
	50,000			43.75	5/22/2007
	50,000			34.05	7/19/2008
	70,000			21.68	6/24/2009
	50,000			15.48	3/31/2010
	70,000			21.36	7/27/2011
	40,000			16.56	6/16/2012
			15,00	23.61	6/08/2013
Benjamin Loh	20,000			18.57	12/11/2012	27,000	505,710
			3,000	23.61	6/08/2013
			10,000	18.75	12/05/2013
Robert P. Oates	3,334			24.00	6/14/2008	23,334	437,046
	5,334			29.8125	6/22/2009
	8,000			43.75	5/22/2007
	10,000			15.48	3/31/2010
	30,000			21.36	7/27/2011
	10,000		5,000	21.84	9/14/2011
	30,000			16.56	6/16/2012
			10,000	23.61	6/08/2013
Jeannine P. Sargent	50,000			25.83	5/31/2011	26,667	499,473
	13,333		6,667	19.54	10/31/2011
	30,000			16.56	6/16/2012
			10,000	23.61	6/08/2013

(1)             These options expired unexercised on January 16, 2007.

(2)             The options and shares of restricted stock which are not yet vested will vest one third per year on each of the first, second and third anniversaries of the date of grant.  The grant dates for the awards shown above which have not yet vested are as follows:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#)	Restricted Stock Grant Date
Edward H. Braun	40,000	23.61	6/09/2006	25,000	6/9/2006
John F. Rein, Jr.	15,000	23.61	6/09/2006	15,000	6/9/2006
Benjamin Loh	3,000	23.61	6/09/2006	2,000	6/9/2006
	10,000	18.75	12/6/2006	25,000	12/6/2006
Robert P. Oates	5,000	21.84	9/15/2004	13,334	10/31/2005
	10,000	23.61	6/09/2006	10,000	12/6/2006
Jeannine P. Sargent	6,667	19.54	11/1/2004	16,667	10/31/2005
	10,000	23.61	6/09/2006	10,000	12/6/2006

Options Exercises And Stock Vested During 2006

The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward H. Braun	4,000 (1)	34,960 (1)	—	—
John F. Rein, Jr.	—	—	—	—
Benjamin Loh	—	—	—	—
Robert P. Oates	—	—	6,666 (2)	125,454
Jeannine P. Sargent	—	—	8,333 (3)	156,827

(1)             Reflects a stock option exercise on April 21, 2006, pursuant to which Mr. Braun acquired 4,000 shares of Veeco common stock at an exercise price of $14.50 per share.  Mr. Braun continues to hold such shares.  The value realized is the difference between the closing price of the Company’s common stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired.

(2)             Includes 2,254 shares of stock that Mr. Oates surrendered to the Company to satisfy tax withholding obligations due upon the vesting of restricted stock.

(3)             Includes 2,980 shares of stock that Ms. Sargent surrendered to the Company to satisfy tax withholding obligations due upon the vesting of restricted stock.

Equity Compensation Plan Information

The Company maintains the Veeco Instruments Inc. 2000 Stock Incentive Plan, as amended (the “2000 Plan”), to provide for equity awards to employees, directors and consultants.  In the past, the Company had maintained certain other stock option plans, all of which have been frozen and, as a result, no awards are available for future grant under such plans, although past awards under these plans may still be outstanding.  A brief description of each of these plans follows.

Plans Approved by Securityholders

The 2000 Plan was approved by the Board of Directors and the Company’s stockholders in May 2000.  The 2000 Plan provides for the grant of up to 8,530,000 share-equivalent awards (either shares of restricted stock, restricted stock units or options to purchase shares of Common Stock).  As of December 31, 2006, there were 2,174,724 awards available for future grant under the 2000 Plan, of which up to 1,441,050 awards may be issued in the form of restricted stock or restricted stock units.  Stock options granted pursuant to the 2000 Plan expire after seven years and generally become exercisable over a three-year period following the grant date.  In addition, the 2000 Plan provides for automatic annual grants of 5,000 shares of restricted stock to each non-employee Director of the Company.

The Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, (as amended, the “Directors’ Option Plan”), provided in the past for automatic annual grants of stock options to each member of the Board of Directors of the Company who is not an employee of the Company.  Such options were exercisable immediately and expire after ten years.  The Directors’ Option Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

The Veeco Instruments Inc. Amended and Restated 1992 Employees’ Stock Option Plan (as amended, the “1992 Plan”) provides for the grant to officers and key employees of options to purchase shares of Common Stock of the Company.  Stock options granted pursuant to the 1992 Plan become exercisable over a three-year period following the grant date and expire after ten years.  The 1992 Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

In connection with the Company’s acquisition of CVC, Inc. (“CVC”) in May 2000, the Company assumed certain stock option plans and agreements related to CVC.  Stock options granted under these plans generally vest over a three-to-five year period and expire after five to ten years from the date of grant. As of December 31, 2006, there were 8,765 options outstanding under the various CVC plans.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.

Plans Not Approved by Securityholders

The Veeco Instruments Inc. 2000 Stock Option Plan for Non-Officer Employees (as amended, the “Non-Officer Plan”) was approved by the Board of Directors in October 2000.  Stock options granted pursuant to the Non-Officer Plan become exercisable over a three-year period following the grant date and expire after seven years.  The Non-Officer Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

In September 2001, the Company assumed certain stock option plans and agreements in connection with the acquisition of Applied Epi, Inc. (“Applied Epi”).  Stock options granted under these plans generally expire after ten years from the date of grant.  Options granted under two of the plans vest over three years and options granted under one of the plans vest immediately upon grant.  As of December 31, 2006, there were 197,192 options outstanding under the various Applied Epi plans.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.

Employment, Termination of Employment and Similar Arrangements

The Company has entered into employment agreements with each of Mr. Braun and Mr. Rein.  These agreements provide for the payment of severance in the event that (i) the executive’s employment with Veeco is terminated by Veeco for any reason other than “for cause” (defined as specified serious misconduct), or (ii) the executive resigns for “good reason” (defined as any one of:  an involuntary downgrading of the executive’s responsibilities by Veeco, an involuntary relocation of the executive’s office to a location more than 50 miles from its then-current location, non-fulfillment by Veeco of certain contractual commitments to the executive and, in Mr. Braun’s case only, a failure to elect Mr. Braun as a member of Veeco’s Board of Directors).  In the event of such termination, the executive will be entitled to severance in an amount equal to 36 months of base salary (or $1,950,000), in the case of Mr. Braun, or 24 months of base salary (or $756,840), in the case of Mr. Rein, and each executive will be entitled to a pro-rated bonus for the year in which the termination occurs.  In addition, under the agreements, the Company will continue to provide certain health care benefits to Mr. Braun for a period of five years following termination of his employment and will provide a payment to Mr. Rein equal to 1.33 times the estimated cost to continue healthcare coverage under COBRA for 18 months following such termination.  In addition, upon any such termination, the vesting of (i) any options to purchase common stock of Veeco, which were granted after the date of the employment agreement and which are held by the executive at the time of such termination, will be accelerated and the executive will have 36 months, in the case of Mr. Braun, or 24 months, in the case of Mr. Rein (or, in each case, until the end of the original term of the options, if earlier) to exercise such options and (ii) any shares of restricted stock awarded on or after June 9, 2006 and which are held by the executive at the time of such termination, will be accelerated and restrictions with regard thereto shall lapse upon such termination.  The agreements also provide that upon such termination, Mr. Braun and Mr. Rein will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards.  The severance specified above will also be payable in the event that an executive’s employment with Veeco is terminated on account of death or disability.  These employment agreements also include non-competition and non-solicitation provisions applicable to the executives during the employment period and during the period that the executive is entitled to any severance payment thereunder.  As a condition to the payment of the severance described above, the executive will be required to execute a release of claims against the Company.  The severance obligations described above do not vary based on whether such termination occurs in connection with or following a “change of control,” other than severance obligations with regard to long-term cash incentive awards.  The calculation of the pro-rated amount of the long-term cash incentive awards varies depending upon whether such termination occurs within 12 months of a “change in control” of the Company (as defined in the employment agreement) or such other period of time.  If the termination is for cause, the severance obligations described above do not apply.

Veeco has entered into letter agreements with each of Mr. Kiernan, Mr. Oates and Ms. Sargent which provide for the payment of 18 months severance (or $390,000, $500,250 and $486,675 in the case of Mr. Kiernan, Mr. Oates and Ms. Sargent, respectively) in the event such person is terminated without “cause” or for “good reason” (each as defined in the letter agreement).  In addition, upon any such termination, such person will have 12 months to exercise stock options held by him or her at such time (or, in each case, until the end of the original term of the options, if earlier) and, if such termination occurs within 12 months of a “change of control” of the Company (as defined in the letter agreement), the vesting of any options to purchase common stock of Veeco, which were granted after the date of the letter agreement and which are held by such person at the time of such termination, will be accelerated.  In addition, upon such termination, the vesting of any shares of restricted stock awarded to each such person after June 9, 2006 and which are held by each such person at the time of such termination will be accelerated and all restrictions with regard thereto shall lapse upon such termination. Furthermore, upon such termination, each such person will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards.  However, the calculation of the pro-rated amount varies depending upon whether such termination occurs within 12 months of a “change in control” of the Company or such other period of time.

Veeco has entered into letter agreements with Mr. Loh which describe the terms of his employment with the Company, including the compensation and benefits payable to Mr. Loh.  These benefits include:  a monthly housing allowance, a monthly car allowance, reimbursement of actual expenses of his children’s education and the standard comprehensive benefits that other Veeco employees in Singapore receive.  In addition, the letter agreements provide that, in the event that Veeco terminates Mr. Loh’s employment without cause, Veeco shall give Mr. Loh 12 months notice of termination.  In lieu of notice, Veeco may pay Mr. Loh the base salary and other non-contingent monetary benefits which otherwise would have been payable to Mr. Loh during the notice period.  The salary payable during the 12-month notice period would be approximately $341,000 and the other non-contingent monetary benefits payable during the 12-month notice period would be approximately $125,000, making a total of approximately $466,000.

Veeco has entered into indemnification agreements with each of its executive officers and certain senior officers.  The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service as an officer of the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified.  Under the indemnification agreements, an officer will receive indemnification if he or she is found to have acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of Veeco and with respect to any criminal action, if he had no reasonable cause to believe his conduct was unlawful.

COMPENSATION DISCUSSION AND ANALYSIS

Veeco’s compensation programs for the named executive officers (the “NEOs”) (as defined in the regulations under the federal securities laws) listed in the Summary Compensation Table appearing in this Proxy Statement and the Company’s other executives are designed to aid in the attraction, retention and motivation of these employees.  The programs are administered by the Compensation Committee of the Board of Directors (the “Committee”).  The Committee operates under a charter adopted by the Board of Directors that provides the authority to interpret the Company’s compensation, equity and other benefit plans and establish the rules for their implementation and administration.  Through these compensation programs, the Company seeks to foster a performance-oriented culture by linking a significant portion of each NEOs’ compensation to the achievement of performance targets that are important to the success of the Company and its shareholders.  This discussion and analysis describes Veeco’s current compensation programs and policies, which are subject to change.

Overview of Compensation Programs

The Company’s executive compensation strategy is comprised of five elements: base salary, annual cash bonus, long-term cash incentive, equity-based compensation and benefits and perquisites.

Base salary and annual and long-term cash incentive plans are used to attract executives and reward them for performance. Awards under the Company’s annual and long-term cash incentive plans are calculated primarily based upon Company income or loss from operations (earnings) before interest, taxes and amortization, calculated as set forth in Note 8 to the Company’s Consolidated Financial Statements (“EBITA”), revenue and, in the case of the annual cash bonus, free cash flow, each as compared to targets established at the beginning of the applicable performance period.  For annual incentive plans, such as the Company’s Management Bonus Plan, the performance period is the Company’s fiscal year.  For long-term incentive plans, the length of the performance period is established by the Committee from time to time.  For the long-term incentive awards granted in 2006, the Committee established a three-year performance period which ends on December 31, 2008.

Equity-based compensation is designed to (i) align the interests of the NEOs and other executives with stockholders in the creation of long-term value, (ii) retain employees through the use of vesting schedules, and (iii) foster a culture of stock ownership. During 2006, the Company awarded the NEOs and other executives equity-based compensation in the form of restricted stock, restricted stock units and stock options.

Objectives of the Compensation Policy

The primary objectives of Veeco’s executive compensation programs are to attract, retain and motivate executives critical to the Company’s long-term growth and success and the creation of shareholder value by appropriately rewarding such individuals for their achievements.  To this end, the Company has adopted the following guiding principles:

a.                                       Performance-based:  Compensation levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the year.

b.                                      Shareholder-aligned:  Equity-based compensation should represent a significant portion of compensation to more closely align the interests of the NEOs and other executives with those of the shareholders.

c.                                       Fair and Competitive:  Compensation levels should be perceived as fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit.

Elements of Compensation

The Company seeks to achieve these objectives through five key compensation elements:

•   Base Salary,

•   Annual Cash Bonus,

•   Long-Term Cash Incentive,

•   Equity-based Compensation, and

•   Benefits and Perquisites.

The Company considers each of these elements when setting total compensation levels, but does not use a pre-determined formula in which each element constitutes a specific percentage of overall compensation.

In making compensation decisions, we consider the compensation practices of, and the competitive market for executives at, companies with which we compete for talent.  To this end, the Company utilizes a number of resources which, during 2006, included:  Compensation Strategies, Inc., an external independent compensation consultant; compensation surveys prepared by Radford and Mercer, among others; executive compensation information compiled from the proxy statements of other companies, and executive compensation information compiled from a peer group of companies.  The peer group currently consists of the following companies:

Applied Materials Inc. Asyst Technologies, Inc. Axcelis Technologies Inc. Brooks Automation Inc. Coherent Inc. Credence Systems Corporation Cymer Inc. FSI International Inc. GSI Group Inc.

KLA-Tencor Corporation
Lam Research Corporation
LTX Corporation
Newport Corporation
Novellus Systems Inc.
Rudolph Technologies Inc.
Ultratech Inc.
Varian Semiconductor Equipment Associates Inc.
Zygo Corporation

References to “market data” herein refer to these surveys and proxy data.  The Company uses market data in establishing total compensation objectives and ensuring that compensation for the NEOs and other executives is within the broad range of comparative pay of the peer group companies.  The Company does not target a specific position in the range of comparative data for each individual or for each component of compensation.  For 2006, total compensation of Veeco’s NEOs and other executives is believed to be generally within the 50th to 75th percentile of the market as described above, although individuals may be compensated above or below this level based on competitive factors, Veeco’s financial and operating performance and consideration of individual performance and experience.

In addition to reviewing market data, the Committee meets with Mr. Braun, Veeco’s Chairman and Chief Executive Officer (“CEO”), and other Company executives to obtain recommendations with respect to the compensation packages for the NEOs and other executives.  These recommendations include base salary levels, annual bonus and long-term cash incentive targets and equity compensation awards. The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs.  The Committee discusses the elements of Mr. Braun’s compensation package with him, but makes the final decision as to his compensation without him present.  The Committee presents its recommendations regarding Mr. Braun’s compensation to the full Board for final approval.

Base Salary

The Company pays base salaries in order to attract executives and reward them for performance.  Base salaries are determined in accordance with the responsibilities of each NEO, market data for the position and the NEO’s individual performance and experience.  The Company considers each of these factors but does not assign a specific value to each factor.  Base salaries for NEOs and other executives are typically set during the first half of the year in conjunction with the Company’s annual performance review process.

The Committee will review the base salary for each NEO during 2007 based upon an evaluation of such NEO’s 2006 performance and a review of market data.  In evaluating an NEO’s performance, the Committee will review revenue growth, EBITA, net income and cash flow metrics relative to the Company’s annual plan as well as other factors outlined above.

Annual Cash Bonus

The Company pays annual cash bonuses under its Management Bonus Plan in order to attract executives and reward them for performance.  It is the Company’s policy that a significant portion of the compensation of NEOs and other executives should be performance-based.  As a result, individuals are compensated based upon the achievement of specific goals intended to correlate closely with growth of long-term shareholder value. Annual cash bonuses are awarded based on performance relative to pre-established goals and, if earned, are typically paid in the first quarter of the following year.  The Company believes that the payment of an annual cash bonus is an important motivator for the NEOs toward meeting the objective of building shareholder value.  The goals are generally set during the first quarter of the year in conjunction with the Company’s annual performance review process.   Such goals include financial and operating results relative to a financial and operating plan established by management and approved by the Committee, as well as the achievement of other strategic objectives.  To help achieve our goal of retaining key talent, executives must be employees at the end of the year to be eligible to receive an annual bonus.  The annual cash bonus of corporate executives is tied to the financial performance of the Company as a whole.  The annual cash bonus of executives with divisional operating responsibility, including some of the NEOs, is tied to the financial performance of their division and, to a lesser extent, the financial performance of the Company as a whole.  For 2006, annual bonus plan objectives included EBITA, revenue and free cash flow performance goals and individual objectives.

Target incentive awards are expressed as a percentage of base salary.  For 2006, the target incentive award for the CEO was 100% of base salary and from 50% to 70% of base salary for the other NEOs. If performance targets are exceeded, the incentive award paid may exceed the targets described above by up to an additional 50%.  Goals for each year are set in light of business conditions and corporate strategies for the year.  For 2006 and 2005, annual incentive awards were paid to the CEO and the other NEOs based on performance results.  For 2004, no annual incentive award was paid to the CEO or the Chief Financial Officer (“CFO”) because their respective bonus plan goals were not met.

For 2006, Mr. Braun was eligible to earn a bonus under the Company’s annual Management Bonus Plan if Veeco attained specified performance goals based upon criteria relating to the Company’s EBITA, revenue and free cash flow.  Under the Management Bonus Plan, Mr. Braun earned a performance-based bonus for 2006 in an amount equal to $387,649, or approximately 60% of his target bonus.  This award is based on Veeco’s 2006 performance results which reflected a year-over-year increase in EBITA of 38%, to $39.7 million, a year-over-year increase in revenue of 8%, to $441.0 million and free cash flow (cash flow from operations less capital expenditures) of $28.6 million.

Long-Term Cash Incentive

The Company grants long-term cash incentive awards to the NEOs and certain key executives at the beginning of a multi-year performance period at least two years in length to encourage results-oriented actions that will drive the achievement of sustained performance results over the performance period. The goals are set at the beginning of the performance period and awards are earned based upon the achievement of performance relative to the goals over the specified performance period.  Performance goals are based on objectives closely linked to long-term shareholder value, such as EBITA, revenue and other performance measures.  Target awards are expressed as a percentage of the executive’s base salary in effect on January 1st of the first fiscal year of the performance period.

For 2006, long-term cash incentive awards were granted to the NEOs.  The payout under these awards will be made only if the performance goals established for these awards are met.  These goals include cumulative EBITA and revenue for the Company as a whole for the three year period ending December 31, 2008.  If, at the end of 2008, the Committee determines that the goals have been met, the NEOs will earn such awards in 2008, which will be paid in the beginning of 2009.

Equity-Based Compensation

The Company grants equity-based awards, such as stock options, restricted stock and restricted stock units, to the NEOs and certain other key employees to create a clear and strong alignment between compensation and shareholder return and to enable the NEOs and other employees to develop and maintain a stock ownership position in the Company that will vest over time and act as an incentive for the employee to remain with the Company.

An accounting pronouncement adopted by the Financial Accounting Standards Board and effective for Veeco beginning on January 1, 2006 (“FAS 123(R)”), requires us to measure the value of equity awards based on the fair value of the award on the grant date.  That cost is recognized in our statements of operations over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period.  FAS 123(R) applies to all equity-based compensation awarded on or after January 1, 2006, and to existing stock options that vest after January 1, 2006.

In 2006, the Committee approved grants of stock options to executive officers.  Stock options are granted at an exercise price equal to fair market value on the date of grant, have a term of seven years from the date of grant and, subject to the recipient’s continued employment, become exercisable over a three year period.  Because stock options have value to the holder only if the Company’s stock price appreciates, the Committee believes that executives holding such options are properly focused on enhancing shareholder value over time.

In order to strike a balance between promoting the Company’s cost competitiveness and maintaining employee incentives, in 2006 the Company awarded shares or units of restricted stock to its NEOs and other executives.  Subject to the recipient’s continued employment, these awards vest over a three year period. The Company intends to use a combination of stock option grants and restricted stock awards as elements of a cost effective long term incentive compensation strategy.  In addition, restricted stock awards are an effective means for encouraging and creating stock ownership among the Company’s executives and key employees.

The number of stock options or shares or units of restricted stock granted to each individual is based on several factors including, but not limited to, the Company’s guidelines for awards based on competitive market data, the individual’s level of responsibility, past performance and ability to affect future Company performance, recent noteworthy achievements and the cost for such awards.  Typically, the Committee has granted equity awards at its scheduled meetings which, in the case of the annual grant of stock options, is generally held during the one month period following the annual meeting of stockholders and during an open trading window under the Company’s Securities Trading Policy.  The Committee approves a schedule setting forth each award on an individual-by-individual basis.  The date of the Committee approval is fixed as the grant date on which the fair market value of the award is based.  The Committee has not granted, nor does it intend to grant, equity compensation to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s stock.  Furthermore, the Committee has not timed, nor does it intend to time, the release of material nonpublic information based on equity award grant dates.

Under the Company’s equity compensation plans, eligible employees receive annual equity awards based on annual performance.  It is the Company’s policy that a substantial portion of the NEOs’ incentive compensation should be awarded in equity.  Equity awards to the NEOs are expected to be granted predominantly as stock options and/or shares of restricted stock, subject to continuing service.

Benefits and Perquisites

The Company provides a limited number of benefits and perquisites to its executive officers that it believes are required to remain competitive with the goal of promoting enhanced employee productivity and loyalty to the Company.  The Committee periodically reviews the levels of benefits and perquisites provided to executive officers.  The NEOs participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly-situated employees.  The Company provides a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar an eligible employee contributes up to a maximum of the lesser of 6% of such employee’s eligible compensation or $2,500.  The plan also allows the Board of Directors to determine annual discretionary profit sharing contributions at each plan year-end.  Generally, the plan calls for vesting of Company contributions over the initial five years of a participant’s employment with the Company.  The Company also provides group term life insurance for its employees, including the NEOs.  The amounts of the Company’s 401(k) matching contributions and group term life insurance premiums for the NEOs are included under the caption “All Other Compensation” in the Summary Compensation Table appearing in this Proxy Statement.  The Company also provides a car allowance for each of the NEOs.  Such amounts are included under the caption “Other Annual Compensation” in the Summary Compensation Table.  The Company provides additional benefits to certain executives who are employed outside of the United States, including Mr. Loh, which may include housing, education and transportation allowances.  The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits, defined or supplemental pension benefits or deferred compensation arrangements.

The Committee has reviewed all components of Mr. Braun’s compensation, including base salary, annual and long-term incentive bonus, stock option and restricted stock grants, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to Mr. Braun and cost to the Company of all perquisites and other personal benefits and the Company’s payout obligations to Mr. Braun under several potential severance scenarios.  The Committee has also reviewed a tally sheet setting forth all the components described above and affixing dollar amounts to each component under the various payout scenarios.  A description of the Company’s severance obligations to Mr. Braun is included under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” appearing in this Proxy Statement.  Based on its review, the Committee concluded that the CEO’s compensation, in the aggregate, is reasonable and appropriate in light of the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance.

Financial and Tax Considerations

In 2006, in connection with the implementation of FAS 123(R), the Company revised its long-term incentive strategy, which previously was based principally on stock options.  Working with its outside compensation consultant, the Company created a long-term incentive strategy based on restricted stock, with a cash-based long-term incentive plan and stock options for executives at certain levels, including the Company’s CEO and the other NEOs.  The financial impact of equity-based compensation, under FAS 123(R), including restricted stock and stock options, is fixed at the time of award. However, the financial impact of the cash-based long term incentive is subject to adjustment based on projected performance, resulting in a more cost effective long-term incentive.  Under the Company’s revised strategy, the CEO and the other NEOs receive restricted stock (that reinforces a stock ownership culture and provides continued retention incentive, even in a down market), a cash-based long term incentive plan (that aligns executives with multi-year financial goals) and stock options (that have value only if there is stock price appreciation).

In designing our compensation programs, the Company takes into account the financial impact and tax effects that each element will or may have on the Company and the executives.  Section 162(m) of the Code limits Veeco’s tax deduction to $1,000,000 per year for compensation paid to each of the Named Executive Officers, unless certain requirements are met.  The Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

Attracting and retaining talented and motivated management and employees is essential to creating long-term shareholder value.  Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of shareholders.  We believe that Veeco’s 2006 compensation program met these objectives.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Veeco specifically incorporates it by reference into a document file under the Securities Act or Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006.  Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in Veeco’s Proxy Statement for its 2007 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Richard A. D’Amore

Paul R. Low (Chairman)

Roger D. McDaniel

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 9, 2007 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of Veeco, (iii) each NEO, and (iv) all executive officers and directors of Veeco as a group.  Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Common Stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned (1)			Percentage of Total Shares
	Shares	Options	Total	Outstanding (1)
5% or Greater Stockholders:
Munder Capital Management (2)	1,775,760		1,775,760	5.7%
Paul E. Colombo (3)	1,605,740	—	1,605,740	5.2%
Capital Research and Management Company (4)	1,598,523	—	1,598,523	5.1%

Directors:
Edward H. Braun	94,019	1,280,000	1,374,019	4.2%
Richard A. D’Amore	48,701	72,000	120,701	*
Joel A. Elftmann (5)	13,666	72,000	85,666	*
Heinz K. Fridrich	5,000	65,000	70,000	*
Douglas A. Kingsley	15,000	48,667	63,667	*
Paul R. Low	5,000	72,000	77,000	*
Roger McDaniel	5,000	51,000	56,000	*
Irwin H. Pfister	5,000	65,000	70,000	*
Peter J. Simone	5,000	20,000	25,000	*

Named Executive Officers:
Edward H. Braun	94,019	1,280,000	1,374,019	4.2%
John F. Rein, Jr.	20,453	419,500	439,953	1.4%
Benjamin Loh	27,000	20,000	47,000
Robert P. Oates	29,531	96,668	126,199	*
Jeannine P. Sargent	32,690	93,333	126,023	*
All Directors and Executive Officers as a Group (14 persons)	309,060	2,504,169	2,813,229	8.4%

*                    Less than 1%.

(1)             A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options.  Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)             Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.  The address of this holder is 480 Pierce Street, Birmingham, MI 48009.

(3)             Share ownership information is based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 22, 2007.  Mr. Paul Colombo is founder and a former stockholder of Applied Epi, Inc., which Veeco acquired in 2001.  The address of this holder is c/o Robins,

                           Kaplan, Miller & Ciresi L.L.P., 800 LaSalle Avenue - 2800, Minneapolis, MN  55402.

(4)             Share ownership information is based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2007.  The address of this holder is 333 South Hope Street, Los Angeles, CA  90071.

(5)             Includes 2,000 shares of Common Stock held by the Elftmann Family Limited Partnership, of which Mr. Elftmann is the general partner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.  SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report.  Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2006 all Section 16(a) filing requirements were satisfied on a timely basis.

VEECO INSTRUMENTS INC.

100 Sunnyside Boulevard, Suite B

Woodbury, NY  11797

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward H. Braun and John F. Rein, Jr. or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. (the “Company”) to be held on May 4, 2007 at 9:30 a.m. (New York City time) at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York and at all adjournments or postponements thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. IF NOT OTHERWISE SPECIFIED BY THE STOCKHOLDER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR THE OTHER MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS OF

VEECO INSTRUMENTS INC.

MAY 4, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSAL 2.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN
HERE ☒

PROPOSAL 1. Election of three Class I Directors
NOMINEES:	Heinz K. Fridrich	☐
	Roger D. McDaniel	☐
	Irwin H. Pfister	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the box next to each nominee you wish to withhold, as shown here: ☒		FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instruction)

		☐	☐	☐

PROPOSAL 2. Ratification of the appointment of Ernst & Young LLP as independent registered public		FOR	AGAINST	ABSTAIN
accounting firm of the Company for the fiscal year		☐	☐	☐
ending December 31, 2007.

Transaction of such other business as may properly come before the Meeting or any adjournment thereof.

To change the address on your account, please check the
box below and indicate your new address in the address
space provided. Please note that changes to the registered
name(s) on the account may not be submitted via this
method. ☐

New address:

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.